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                                                                     Exhibit 5.2


         [LETTERHEAD OF ORRICK, HERRINGTON & SUTCLIFFE LLP APPEARS HERE]


                                                               November 25, 2002

Old Dominion Electric Cooperative
4201 Dominion Boulevard
Glen Allen, Virginia 23060

         Re:      Old Dominion Electric Cooperative
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 (the "Registration Statement"), in the form being filed with the Securities and Exchange Commission (the "Commission") in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of $720,000,000 aggregate principal amount of Debt Securities (the "Securities") of Old Dominion Electric Cooperative, a Virginia utility aggregation cooperative (the "Company"). The Securities are to be issued under an Indenture or Mortgage and Deed of Trust, dated as of May 1, 1992, as supplemented and amended (the "Indenture"), between the Company and SunTrust Bank, a Georgia banking corporation and successor by merger to Crestar Bank, as trustee (the "Trustee"). The Securities are to be sold from time to time as set forth in the Registration Statement, any amendment thereto, the prospectus contained therein (the "Prospectus") and any supplements to the Prospectus (the "Prospectus Supplements").

         We have examined instruments, documents, and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. Based on such examination, we are of the opinion that when the issuance of the Securities has been duly authorized by appropriate corporate action and the Securities have been duly completed, executed, authenticated and delivered in accordance with the Indenture and sold as described in the Registration Statement, any amendment thereto, the Prospectus and any Prospectus Supplement relating thereto, the Securities will be legal, valid, and binding obligations of the Company, entitled to the benefits of the Indenture.

         Our opinion that the Securities are legal, valid and binding is qualified as to limitations imposed by bankruptcy, insolvency, reorganization, arrangement, fraudulent conveyance, moratorium, or other laws relating to or affecting the rights of creditors generally; and general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether such enforceability is considered in a proceeding in equity or at law.

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         In rendering the foregoing opinions, we have relied, as to all matters of law of the Commonwealth of Virginia, upon the opinion of LeClair Ryan, a Professional Corporation, dated October 16, 2002, in connection with the Securities.

         We express no opinion as to matters of law in jurisdictions other than the State of New York and the federal law of the United States and we express no opinion with respect to the laws of any other jurisdiction.

         We hereby consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, the Prospectus, any Prospectus Supplement, and in any amendment or supplement thereto. In giving such consent, we do not consider that we are "experts" within the meaning of such term as used in the Act or the rules and regulations of the Securities and Exchange Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                Very truly yours,

                                /s/ Orrick, Herrington & Sutcliffe LLP

                                Orrick, Herrington & Sutcliffe LLP